Exhibit 99.1

SIGA Announces Exercise of Option for the Purchase of Raw Materials for Oral TPOXX® Manufacturing
Totaling $11 Million

Raw Materials expected to be used to Support Manufacture of 363,070 Courses of Oral TPOXX

May 20, 2019

NEW YORK -- SIGA Technologies, Inc. (SIGA) (NASDAQ: SIGA), a commercial-stage pharmaceutical company focused on the health security market, today announced the exercise of an option under BARDA contract HHSO100201800019C (“2018 BARDA Contract”) worth a total of approximately $11 million for the purchase of raw materials in sufficient quantity to support the manufacture of at least 363,070 courses of oral TPOXX.  The option exercise occurs simultaneously with a modification to the 2018 BARDA Contract, in which optional procurement Contract Line Item Number (CLIN) 0009 (“Optional CLIN 0009”) was replaced with four new procurement-related options.  One of the four new procurement-related options, the aforementioned $11 million option (“Optional CLIN 0009a”), has been exercised.  Each of the other three new options, optional CLINs 0009b-d, individually specify the delivery of approximately 121,000 courses of oral TPOXX worth approximately $34 million.  In total, optional CLINs 0009a (exercised), 0009b, 0009c and 0009d provide for the manufacturing and delivery of 363,070 courses of oral TPOXX with a total value of approximately $112.5 million.  The modification does not change the overall total potential value of the 2018 BARDA Contract, nor does it change the total amount to be paid in connection with the delivery of oral TPOXX courses originally specified in Optional CLIN 0009.

“The execution of this option is an important step in the timely maintenance of the oral TPOXX stockpile for the US Government,” said Phil Gomez, CEO of SIGA Technologies.  “It provides meaningful cash funding to SIGA prior to delivery of final product, and reflects a shared focus on ensuring timely production of TPOXX to support stockpile maintenance.”  Dr. Gomez further noted that “TPOXX deliveries to the Strategic National Stockpile began in 2013, and the FDA approval of oral TPOXX in July of 2018 included a 7-year shelf life.  In the Request For Proposal (‘RFP’) for the BARDA contract awarded to SIGA in 2018, BARDA indicated that part of the intent of that RFP was to maintain a stockpile of 1.7 million courses of TPOXX.  SIGA is committed to working with BARDA to achieve this goal and provide flexibility where necessary to ensure timely manufacture and delivery of TPOXX.”

In its Form 10-K filed on March 5, 2019, SIGA also disclosed that BARDA has exercised CLIN 0007 to support the post-marketing commitments required by the U.S. Food and Drug Administration (“FDA”) for oral TPOXX.  The total value of this cost plus fixed-fee option (CLIN 0007) is approximately $12 million, and will support on-going activities required by FDA post-approval for oral TPOXX.

ABOUT SIGA TECHNOLOGIES, INC. and TPOXX®

SIGA Technologies, Inc. is a commercial-stage pharmaceutical company focused on the health security market. Health security comprises countermeasures for biological, chemical, radiological and nuclear attacks (biodefense market), vaccines and therapies for emerging infectious diseases, and health preparedness. Our lead product is TPOXX®, also known as tecovirimat and ST-246®, an orally administered and IV formulation antiviral drug for the treatment of human smallpox disease caused by variola virus. TPOXX is a novel small-molecule drug of which approximately 2 million oral courses have been delivered to the Strategic National Stockpile under Project BioShield. The oral formulation of TPOXX was approved by the FDA for the treatment of smallpox on July 13, 2018. In September 2018, SIGA signed a new contract with Biomedical Advanced Research and Development Authority (BARDA) for additional procurement and development related to both oral and intravenous formulations of TPOXX. For more information about SIGA, please visit www.siga.com.

About Smallpox1

Smallpox is a contagious, disfiguring and often deadly disease that has affected humans for thousands of years. Naturally-occurring smallpox was eradicated worldwide by 1980, the result of an unprecedented global immunization campaign. Samples of smallpox virus have been kept for research purposes. This has led to concerns that smallpox could someday be used as a biological warfare agent. A vaccine can prevent smallpox, but the risk of the current vaccine's side effects is too high to justify routine vaccination for people at low risk of exposure to the smallpox virus.

FORWARD-LOOKING STATEMENTS

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to various known and unknown risks and uncertainties, and SIGA cautions you that any forward-looking information provided by or on behalf of SIGA is not a guarantee of future performance. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in other documents that SIGA has filed with the SEC. SIGA urges investors and security holders to read those documents free of charge at the SEC's web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements are current only as of the date on which such statements were made, and except for our ongoing obligations under the United States of America federal securities laws, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events, or otherwise.

The information contained in this press release does not necessarily reflect the position or the policy of the Government and no official endorsement should be inferred.

Contacts:

Investors
David Carey
212-867-1768
dcarey@lazarpartners.com

Media
Stephanie Seiler
206-713-0124
sseiler@lazarpartners.com

[1]	http://www.mayoclinic.org/diseases-conditions/smallpox/basics/definition/con-20022769